EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

THE PROVIDENCE SERVICE CORPORATION

655,000 Shares of 5.5%/8.5% Series A Convertible Preferred Stock

Offered Pursuant to Rights Distributed to Record Stockholders of

The Providence Service Corporation

, 2014

To Our Clients:

Enclosed for your consideration are the Prospectus, dated                     , 2014 (the “Prospectus”), and the “Instructions for Use of The Providence Service Corporation Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by The Providence Service Corporation (the “Company”) of shares of 5.5%/8.5% Series A Convertible Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of common stock of the Company (“Common Stock”), at 5:00 p.m., New York City time, on                     , 2014 (the “Record Date”). The shares of Preferred Stock will be convertible into shares of Common Stock at a conversion price of $39.88 per share, subject to adjustment upon the occurrence of certain events. The Rights are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 655,000 shares of Preferred Stock pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on                     , 2014, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

Please note that since you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, you must exercise your subscription rights before 2:15 p.m., New York City time, on the Expiration Date.

As described in the accompanying Prospectus, you will receive                      Rights for each share of Common Stock carried by us in your account as of the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow the holder thereof to subscribe for one share of Preferred Stock (the “Subscription Right”) at the cash price of $100.00 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 655,000 shares of Preferred Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive                      Rights pursuant to your Subscription Right, and you would have the right to purchase                      shares of Preferred Stock in the Rights Offering pursuant to your Subscription Right. See “The Rights Offering—Subscription Rights” in the Prospectus.

The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”). Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, a transfer of Rights to the estate of a recipient upon the recipient’s death).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Preferred Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Subscription Right, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Preferred Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Ownership Election must be completed and returned such that it will be actually received by us by 5:00 p.m., New York City time, on                     , 2014, the last business day prior to the scheduled expiration date of the Rights Offering of                     , 2014 (which may be extended by the Company in its sole discretion).

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON, INC., THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: (877) 255-0134.

FORM OF BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of 5.5%/8.5% Series A Convertible Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”) of The Providence Service Corporation (the “Company”).

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City Time, on                     , 2014, the last business day prior to the scheduled expiration date of the Rights Offering of                     , 2014 (which may be extended by the Company in its sole discretion).

This will instruct you whether to exercise Rights to purchase shares of Preferred Stock of the Company distributed with respect to the shares of the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of The Providence Service Corporation Subscription Rights Certificates.”

Box 1.    ☐    Please DO NOT EXERCISE RIGHTS for shares of Preferred Stock.

Box 2.    ☐    Please EXERCISE RIGHTS for shares of Preferred Stock as set forth below.

The number of Rights for which the undersigned gives instructions for exercise under the Subscription Right should not exceed the number of Rights that the undersigned is entitled to exercise.

	Number of Shares of Preferred Stock	Per Share Subscription Price	Payment
Subscription Right:	x	$$100.00 =	$	(Line 1)
	Total Payment Required		$
(Line 1 must equal total of amounts in Boxes 2 and 3.)

Box 2.    ☐    Payment in the following amount is enclosed $            .

Box 3.    ☐    Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date:                     , 2014

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